EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in StarTek, Inc.’s Registration Statements on Form S-8 (File Nos. 333-213041, 333-213040, 333-213039, 333-150634, 333-150635, 333-142780, 333-134903, 333-126989, 333-168463, 333-117451, 333-183226, and 333-195801) of our report dated March 14, 2019, relating to the consolidated financial statements as of and for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 of StarTek, Inc., which appears in this Annual Report on Form 10-KT.

Plante & Moran PLLC

Denver, Colorado
March 14, 2019